Exhibit 10.4
INDENTURE
BY
LEAF COMMERCIAL FINANCE FUND, LLC

Exhibit 10.4
     THIS INDENTURE, dated as of October 24, 2008, is entered into by and between LEAF Commercial Finance Fund, LLC, a Delaware limited liability company (the “Company”), and U.S. BANK National Association, as trustee (the “Trustee”).
RECITALS
     The Company has duly authorized the execution and delivery of this Indenture and the units of participation (the “Notes”) in its Secured Recourse 8.25% Promissory Note (the “Master Note”) in the aggregate unpaid principal amount of the Loans made by the Noteholders from time to time to the Company as of the Initial Closing Date and each subsequent Closing Date until the Offering Termination Date in the aggregate unpaid principal amount of not less than $1,000,000 (the “Minimum Offering”)and not more than $25,000,000 as set forth in Exhibit 1 to the Master Note, as amended from time to time. The Company warrants, represents and covenants that all things necessary to make the Master Note, when executed and delivered under this Indenture, duly issued by the Company and authenticated by the Trustee, the valid obligation of the Company, and to make this Indenture a valid agreement of the Company and the Trustee in accordance with its terms, have been done. Thus, for and in consideration of the premises and the Loans made by the Noteholders to the Company and the Company’s issuance of the Notes to the Noteholders under this Indenture and the Memorandum, it is mutually covenanted and agreed for all Noteholders, as follows:
ARTICLE I – THE SECURITIES
1.1. Form of Master Note. The Master Note and the Trustee’s Certificate of Authentication shall be in substantially the forms set forth in Exhibit 1 to this Indenture, which is incorporated in this Indenture by reference, as evidenced by the Company’s execution of the Master Note and the Trustee’s execution of the Certificate of Authentication pursuant to a Company Order.
1.2. Book Entry Form of Notes. As of each Closing Date, the Company shall credit to the account of each Noteholder the unpaid principal amount loaned by the Noteholder to the Company on that Closing Date and shall send the Noteholder, the Trustee, the Registrar and the Paying Agent an initial transaction statement that evidences the issuance of the Noteholder’s participation in the Master Note and the aggregate principal amount of the Noteholder’s Notes. In addition, on each Closing Date, beginning with the Initial Closing Date, the Company shall provide the Trustee, the Registrar and the Paying Agent with the Taxpayer I.D. number of each Noteholder as provided by the Noteholder in its subscription documents included in Exhibit E to the Memorandum. The Notes representing the Noteholders’ participation in the Master Note issued in this book entry form shall not be represented by, and the Noteholders shall not receive or be entitled to receive physical delivery of, a promissory note or other type of certificate evidencing their respective Notes. Instead the Notes, and the Company’s payments of interest and unpaid principal of the Notes, will be evidenced by the Company’s books and records, the records of the Paying Agent, and Exhibit 1 to the Master Note as prepared and amended from time to time by the Registrar pursuant to Company Orders. Each Noteholder owning a Note, including permitted transferees of a Note on any subsequent assignment of a Note in accordance with the provisions of this Indenture and the Memorandum, shall be deemed to be the registered owner of the Notes representing the Loan.
1.3. Minimum Amount of Loans. Pursuant to the Memorandum, each Noteholder must execute and deliver to the Company a Subscription Agreement for at least 10 Notes (a total of $50,000 face principal amount) to be paid in full at the time of subscribing, unless the Company, in its sole discretion, accepts a Subscription Agreement from a Noteholder for a fewer number of Notes. Larger Subscriptions may be made in $5,000 increments, e.g., $55,000, $60,000, etc., assuming the Noteholder subscribed for 10 Notes.
1.4. Execution and Authentication of Master Note.
(a)	The Master Note shall be executed on behalf of the Company by the President or any Executive Vice President of the Company. The signature of any of such individual on the Master Note may be manual or facsimile, and shall bind the Company.

(b)	The Master Note shall not be valid until an authorized signatory of the Trustee manually signs the Certificate of Authentication as directed by a Company Order.

(c)	The Trustee shall authenticate amendments and supplements to the Master Note for additional Loans made to the Company pursuant to the Memorandum on Closing Dates subsequent to the Initial Closing Date, from time to time, as directed by a Company Order, but the Trustee shall not be required to authenticate amendments or supplements to the Master Note more often than once a calendar month.
1.5. Registrar and Paying Agent.
(a)	The Company, or any other Person appointed by the Company to register the Notes and any transfer or exchange of a Note (the “Registrar”), shall keep a register of the Notes and their transfer and exchange (the “Note Register”). The Registrar shall add to the Note Register each Noteholder’s Notes as of each Closing Date pursuant to a Company Order.

(b)	The Company, or any other Person within the United States appointed by the Company (the “Paying Agent”), shall make payments of interest and principal on the Notes (and payment of the applicable redemption price if any Notes are redeemed under Article II) on the Company’s behalf to the Noteholders in the ratio that the aggregate principal amount of each Noteholder’s Notes bears to the total aggregate principal amount of all the Noteholders’ Outstanding Notes based on a principal amount of $5,000 per Note regardless of the price actually paid by a Noteholder for his Notes, to the extent the Company provides the Paying Agent with immediately available funds to do so, and at the times and in the manner directed by the Company pursuant to a Company Order. In addition, the Paying Agent shall comply with all requirements of the Internal Revenue Code of 1986, as amended, and any applicable federal or state tax requirements with respect to withholding taxes from any payments made on the Notes and any related reporting requirements.

(c)	The Company shall notify the Trustee of the name and address of each Registrar or Paying Agent and may appoint their successors.

(d)	LEAF Financial Corporation, the Company’s Manager and sole Member, shall serve as the initial Registrar and Paying Agent.
1.6. Noteholder Lists. The Registrar shall prepare, maintain and provide to the Trustee and the Paying Agent a list of the Noteholders’ names and addresses and the unpaid principal amount of their respective Outstanding Notes in as current a form, from time to time, as is reasonably practicable, and the Registrar shall furnish the list to the Company, the Trustee and the Paying Agent at least ten (10) days before the end of each calendar quarter during the term of the Notes and at all other times as the Trustee, the Company or the Paying Agent may request in writing. The Note Register shall be composed of a list of the names and addresses of Noteholders in the form as the Company reasonably requires. The Registrar may charge a Noteholder its reasonable expenses and a reasonable fee for any changes to the Note Register requested by a Noteholder.
1.7. Transfers of Notes. When a Noteholder requests the Company or the Registrar to register a transfer of the record ownership of the Noteholder’s Note, the Company shall cause the Registrar to register the transfer of the Note as requested if the requirements for a transfer set forth below are met. Following a transfer of a Note, the Registrar shall revise Exhibit 1 to the Master Note pursuant to a Company Order to reflect the transfer. The Registrar may charge its reasonable expenses and a reasonable fee to the Noteholder for any transfer of the Noteholder’s Note, and may charge a reasonable fee to a Noteholder for any change of the Noteholder’s address.
(a)	Other than transfers by operation of law, any transfer of a Note, shall be subject to the following conditions:
(i)	After a suitable holding period under the Securities Act of 1933, as amended (the “1933 Act”), as determined by the Manager in its sole discretion, the transfer shall be made pursuant to a duly executed written instrument executed by all of the owners of the Note and delivered to the Company in a form that is acceptable to the Company and the Registrar, which complies with all of the provisions of this Indenture and specifies the unpaid principal amount of the Notes being transferred and includes a representation by both the Noteholder and the assignee that the assignment was made in accordance with all applicable laws and regulations (including, without limitation, the 1933 Act, or an exception therefrom, and the provisions of any applicable state securities laws.

(ii)	The transfer shall be made pursuant to a validly filed and effective registration statement under the 1933 Act, or an exemption therefrom, and the applicable provisions of any state securities laws, and shall not jeopardize the availability of the non-public offering exemption under Section 4(2) of the 1933 Act or Regulation D promulgated thereunder relied on by the Company in connection with the issuance of the Master Note and the Notes. The Noteholder shall provide an opinion of the Noteholder’s counsel addressed to the Company, the Trustee, the Registrar and the Paying Agent in a form acceptable to the Company, the Trustee, the Registrar and the Paying Agent to that effect, or, in the Company’s sole discretion, the Company may provide an opinion of the Company’s Counsel acceptable to the Trustee, the Registrar and the Paying Agent to that effect.

(iii)	If the Noteholder transfers less than all of the unpaid principal amount of the Noteholder’s Notes, the Noteholder and the transferee must each own Notes of at least $5,000 in unpaid principal amount after the transfer.

(iv)	Any attempted transfer of a Note or any beneficial interest in a Note that does not comply with this Section 1.7 shall be null and void.

(v)	The Company must consent in writing to the transfer of record of any unpaid principal amount of a Note, which consent may be withheld for any reason.

(vi)	The transferor Noteholder must indemnify the Company, the Trustee, the Registrar and the Paying Agent against any liability that may result from the transfer or assignment of the Notes in violation of this Indenture, the 1933 Act, applicable state securities laws or any other applicable laws.

(vii)	All transfer expenses of a Note, including legal fees of an opinion of the transferor Noteholder’s counsel, or, in the discretion of the Company, an opinion of the Company’s counsel, as set forth in clause (ii) of this Section 1.7, shall be paid by the transferor Noteholder except to the extent the expenses are waived or paid by the Company, in the Company’s sole discretion.
(b)	Promptly following the transfer of all or any portion of a Note or any interest in Note, the Company shall notify the Trustee and the Registrar of the transfer and provide the Registrar with a copy of the written assignment, any other transfer instruments and a Company Order as required by this Section 1.7.
1.8. Cancellation of Master Note. At any time after all of the Notes have been fully paid in accordance with the provisions of this Indenture, the Company may deliver the Master Note to the Trustee for cancellation and the Trustee shall return the cancelled Master Note to the Company.
1.9. Persons Deemed Noteholders. Before the registration of any transfer of a Note in accordance with Section 1.7, the Company, the Trustee, the Paying Agent, the Registrar and their agents may treat the Person in whose name the Note is registered on the Note Register as the owner of the Note for the purpose of receiving payments of the unpaid principal of, and interest on, the Note and for all other purposes whatsoever, whether or not the Note is in default, and regardless of any notice they may have to the contrary.
ARTICLE II – REDEMPTION OF NOTES
2.1. General.
(a)	The Notes may be called for redemption, in whole or in part, at any time at the option of the Company at a price, based on the public offering price of $5,000 per Note regardless of the actual subscription price paid, equal to:

(i)	100% of the unpaid principal amount of the Notes, if the redemption is in whole; or

(ii)	100% of the portion of the unpaid principal amount of the Notes, if the redemption is in part;
together with accrued and unpaid interest as of the redemption date (the “Redemption Price”). If the Company elects to redeem the Notes, it shall, not later than thirty (30) days before the redemption date (the “Redemption Date”), deliver notice of its election to the Trustee, the Registrar the Paying Agent and the Noteholders, and provide a Company Order to the Paying Agent and the Registrar directing them to affect the redemption. Any redemption of the Notes shall be without premium or penalty, and all redeemed Notes shall be cancelled and not reissued by the Company. Subject to Section 2.1(b), all payments to Noteholders pursuant to a redemption of the Notes shall be allocated among the Noteholders as their respective interests appear in Exhibit 1 to the Master Note.

(b)	Notwithstanding Section 2.1(a), a Noteholder may request in writing redemption of all or a portion of the Noteholder’s Notes at the price set forth in clause (c) of this Section 2.1 (the “Presentment Price”) beginning on a date at least one year after the Offering Termination Date. Any request for redemption by a Noteholder shall be in a form satisfactory to the Manager, the Trustee, the Paying Agent and the Registrar, and shall be subject to the Company’s determination, in its sole discretion, that:
(i)	the redemption will not impair the capital or operations of the Company and the Company has adequate Net Cash Flow to effect the redemption;

(ii)	the redemption will not materially impair the Company’s ability to repay its remaining Note obligations under this Indenture and the Master Note; and

(iii)	the redemption is otherwise in the best interest of the Company under the circumstances.
Redemption requests must be signed by all of the Noteholders owning the Notes or the portion of the Notes to be redeemed, and generally may be accepted by the Company, subject to the foregoing, in order of receipt by the Company. If, however, the Company receives requests to redeem more Notes than it has funds to redeem in the Company’s sole discretion, then it expects to give priority:
•	first, to hardship redemptions (e.g., requests arising from death, major medical expense, family emergency, disability, a material loss of family income, etc.);

•	second, to provide liquidity for IRAs or qualified plans to meet required distributions; and

•	third, to all other redemption requests.
The Company shall notify a Noteholder requesting the redemption of the Noteholder’s Note within thirty (30) days of receipt whether the Company will approve the redemption request and, if the redemption is approved, the Redemption Date. If the Company agrees to redeem a Note, the Company shall provide a notice of redemption to the Trustee, the Registrar, the Paying Agent and the Noteholder in accordance with Section 2.2. In addition, any related transfer expenses and fees shall be paid by the transferor Noteholder as provided in Section 1.7(a)(vi) or deducted by the Company from the Presentment Price.

(c)	The Presentment Price for one Note shall equal the public offering price of $5,000 per Note, regardless of the actual subscription price paid, less:
(i)	any Dealer-Manager Fee, sales commission and reimbursements of accountable bona fide due diligence expenses paid per Note;

(ii)	the Manager’s 2% organization and offering expense allowance in an amount equal to $100 per Note; and

(iii)	any unpaid principal payments on the Note on or before the Redemption Date;
which Presentment Price shall be set forth in the notice of redemption from the Company to the Trustee, the Registrar, the Paying Agent and the Noteholder as provided in Section 2.2, below.

(d)	Any Note redeemed by the Company shall be deemed to be paid in full on payment to the Noteholder of the Redemption Price or the Presentment Price, as the case may be. Following the completion of any redemption, Exhibit 1 to the Master Note shall be amended accordingly by the Registrar

(e)	If all of the Outstanding Notes are redeemed as provided above, the Company may deliver the Master Note to the Trustee for cancellation as set forth in Section 1.8.
2.2. Notice of Redemption. With respect to every Note to be redeemed:
(a)	At least ten (10) days, but not more than sixty (60) days, before the Redemption Date the Company shall mail a notice of redemption by first-class mail to each Noteholder whose Note will be redeemed, in whole or in part, and provide a copy of each notice to the Trustee, the Registrar and the Paying Agent. Except as provided by Section 2.3, an inadvertent failure to give the notice of redemption to any Noteholder, or any immaterial defect in the notice, shall not impair or affect the validity of the redemption of any Note.

(b)	The notice shall identify the Notes to be redeemed and shall state:
(i)	the Redemption Date;

(ii)	the Redemption Price or the Presentment Price, as the case may be;

(iii)	the name and address of the Paying Agent; and

(iv)	that interest on the Notes, with respect to the portion of the unpaid principal amount of the Notes to be redeemed, ceases to accrue on and after the Redemption Date.
2.3. Effect of Notice of Redemption. Once notice of redemption has been given, the Notes to be redeemed shall be redeemed on the designated Redemption Date. On surrender to the Paying Agent of written confirmation by each Noteholder of the redemption as the Paying Agent may require, if any, the Notes shall be paid at the Redemption Price or the Presentment Price, as the case may be. Unless the Company fails to deposit the Redemption Price or the Presentment Price, as the case may be, as provided in Section 2.4, no interest shall accrue on the Notes for any period after the Redemption Date.
2.4. Deposit of Redemption Amount. At least one (1) Business Day, or such longer period as the Paying Agent may reasonably request, but not to exceed, in any event, ten (10) Business Days, before the Redemption Date, the Company shall deposit with the Paying Agent immediately available funds in an amount sufficient to pay the Redemption Price or the Presentment Price, as the case may be, on the Notes to be redeemed that date. Pursuant to a Company Order the Company’s immediately available funds shall be segregated and held by the Paying Agent for the purpose of redeeming the Notes on the Redemption Date. If the deposit is made in this manner, the amount payable on the Notes shall be limited to the Redemption Price or the Presentment Price, as the case may be, for the Notes, without any premium or penalty, and no interest shall accrue on the Notes to be redeemed or the Redemption Price or the Presentment Price, as the case may be, of the Notes for any period after the Redemption Date.
ARTICLE III – AFFIRMATIVE COVENANTS
3.1. Payment of Unpaid Principal and Interest. The Company shall duly and timely pay the unpaid principal of,

and interest on, the Master Note, and thereby on the Notes, in accordance with the terms of the Master Note and this Indenture, and the Company shall comply with all of the other terms, agreements and conditions contained in this Indenture for the benefit of the Noteholders. If the Paying Agent is required by any law or regulation to make any deduction or withholding from any payment due under the Notes on account of any present or future taxes, charges or fees, then the Paying Agent shall:
(a)	notify the Company, the Trustee and each affected Noteholder as soon as it becomes aware of that requirement; and

(b)	remit when due the amount of the taxes to the appropriate taxation authority before the date on which penalties attach to the tax payments.
The amount of taxes so withheld and remitted shall be deemed to be a payment under the Master Note and, thus, a payment under the affected Noteholder’s Note.
3.2. Payment of Charges. The Company shall pay and discharge, or cause to be paid and discharged, promptly as and when due or before becoming delinquent, all Charges payable by the Company. The Company may in good faith contest, by appropriate proceedings, the validity or amount of any Charges provided, that:
(a)	adequate reserves with respect to the contest are maintained on the books of the Company in accordance with GAAP;

(b)	no Lien (other than Permitted Liens) that is superior to the Lien securing payment of the Secured Obligations is imposed to secure payment of the Charges and the contest is maintained and prosecuted continuously and with diligence;

(c)	none of the Company’s Assets becomes subject to forfeiture or loss as a result of the contest; and

(d)	the Company promptly pays or discharges the contested Charges and all additional charges, interest, penalties and expenses, if any, if the contest is terminated adversely to the Company or the conditions set forth in this Section 3.2 are no longer met.
3.3. Reports; Financial Statements; Compliance Certificate.
(a)	The Company shall use reasonable efforts to distribute to each Noteholder by January 31 after the end of each calendar year, at the Company’s expense, all tax information regarding each Noteholder’s Loan that is necessary for the preparation of the Noteholder‘s federal and state income tax or information tax returns. If the Company is unable to provide that information to the Noteholder by that date, the Company shall provide that information as soon thereafter as is reasonably practicable. The Company intends to provide each Noteholder with the tax information on a Form 1099.

(b)	No later than sixty (60) days after the last day of each calendar quarter during the term of the Master Note, the Company shall provide to each Noteholder, the Trustee, the Registrar and the Paying Agent a report reflecting all interest and unpaid principal payments, if any, made to the Noteholders for that quarter and a summary status report regarding the Company’s operations during that quarter.

(c)	The Company shall cause to be prepared at its expense, and shall distribute to each Noteholder and the Trustee, within one hundred twenty (120) days following the end of each fiscal year of the Company, annual audited financial statements of the Company, including a balance sheet, statement of income or loss, a statement of its members’ equity, and a statement of cash flows.

(d)	Each quarterly and annual report to the Trustee and the Noteholders provided by the Company shall be accompanied by a compliance certificate signed by the Chief Financial Officer of the Company’s Manager to the effect that:

(i)	a review of the activities of the Company was made under his or her supervision to determine whether the Company had fulfilled all of its obligations under this Indenture as of the date of the report; and

(ii)	that all representations, covenants and warranties made by the Company in this Indenture were true and correct in all material respects (or specifying the nature of any change) as of the date of the report or, if the Company is in default as of the date of the report, specifying the nature and status of the default.
3.4. Books and Records; Inspection. The Company shall keep proper books, records and accounts in which full, true and correct entries are made of its business. The registered office of the Company in Delaware is 110 South Poplar Street, Suite 101, Wilmington, Delaware 19801. On at least three (3) Business Days prior written notice from the Trustee, the Company shall provide the Trustee access, during normal business hours, at the Company’s offices to:
(a)	inspect the documents related to the Company’s Assets; and

(b)	examine, copy and make extracts from the books, records and other documents in the possession of the Company relating to the affairs of the Company with respect to the Assets.
3.5. Maintenance of Existence and Conduct of Business. During the term of the Master Note the Company shall keep in full force and effect its existence as a limited liability company and shall continue to conduct its business substantially as described in the Memorandum.
3.6. Other Information To Be Provided by the Company. The Company shall provide the Trustee with all requested documents and information as the Trustee, from time to time, reasonably determines to be necessary or convenient, in the Trustee’s sole discretion, to fulfill its obligations to the Noteholders and otherwise perform its duties as provided in this Indenture. Notwithstanding the foregoing, the Company shall promptly provide to the Trustee the following documents and information without request by the Trustee:
(a)	Contemporaneously with the provision of quarterly reports to the Trustee in accordance with Section 3.3(b), the Company shall provide the Trustee an accounting of all payments of interest and unpaid principal made to each Noteholder during the quarter.

(b)	Within a reasonable time after each Closing Date and the making of a Loan by each Noteholder, the Company shall provide the Trustee with a copy of the Noteholder’s Subscription Agreement and Execution Page, as included in Exhibit E to the Memorandum, completed and signed by the Noteholder. In addition, the Company shall notify the Trustee of any subsequent changes to any Noteholder’s Subscription Agreement and Execution Page of which the Company has actual notice.

(c)	Immediately on making any amendment to the Company’s Certificate of Formation or Limited Liability Company Agreement, the Company shall provide a copy of the amendment to the Trustee.
3.7. Compliance with Laws. The Company shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Company if the Company determines that noncompliance with those acts, rules, regulations or orders could reasonably have a Material Adverse Effect; provided, however, the Company may contest or dispute any of the foregoing by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP with respect thereto are established and maintained by the Company.
3.8. Notices. The Company shall promptly, but in any event within two (2) Business Days after first becoming aware thereof, notify the Trustee in writing of:
(a)	any event, including, but not limited to, the beginning of any action, suit, or proceeding against the Company, that the Company determines could reasonably have a Material Adverse Effect, which notice shall specify the nature of the event and what action the Company has taken, is taking or proposes to take with respect to that event; and

(b)	the occurrence of any Event of Default, which notice shall specify the nature of the event, the condition or default giving rise to the Event of Default and what action the Company has taken, is taking or proposes to take with respect to the Event of Default.
3.9. Further Assurances. The Company shall duly execute and deliver to the Trustee from time to time all supplemental agreements, statements, assignments and transfers, or instructions or documents as the Trustee may reasonably request in order to carry into effect the full intent of this Indenture.
ARTICLE IV – NEGATIVE COVENANTS
4.1. Liens. The Company agrees that, without the prior written consent of a Majority of the Noteholders, from and after the Initial Closing Date until the Maturity Date the Company shall not create, incur, assume or permit to exist any Lien on or with respect to the Assets, except Permitted Liens.
4.2. Interest Coverage Ratio. Beginning twelve (12) months after the Offering Termination Date, the Company’s Interest Coverage Ratio shall not, at any time, be less than 1:10 to 1:0.
4.3. Company’s Management Fees Paid to the Manager and its Affiliates. The Company agrees that at any time it has not met the conditions set forth below, then no Management Fees shall be payable by it to the Manager or its Affiliates, and the Management Fees shall be subordinated, on a cumulative basis and without interest:
(a)	the sum of LEAF Financial’s initial cash capital contribution to the Company on or before the Offering Termination Date plus LEAF Financial’s additional capital contributions to the Company from its subordinated Management Fees (as that term is defined in the Memorandum) and the Company’s Excess Net Cash Flow, if any, equals not less than 10% of the unpaid principal amount of the Outstanding Notes;

(b)	the Company is in compliance with the Interest Coverage Ratio set forth in Section 4.2 of this Indenture;

(c)	the Company has not committed an Event of Default that has not been fully cured under Section 7.2 of this Indenture, has no unpaid current period expenses, including payments then due on its Senior Debt, and is not currently in default with respect to any Senior Debt or any other borrowings;

(d)	the Company is not in default under any other Section of this Indenture including, but not limited to, the payment of Trustee’s compensation required to be paid by the Company under this Indenture; and

(e)	the Company is in compliance with the Minimum Net Worth covenant set forth in Section 4.6 of this Indenture.
At any time or times the Company meets all of the conditions set forth above, the Manager’s Management Fees, and all accrued unpaid subordinated Management Fees, if any, shall be paid to the Manager to the extent the Company, in the Manager’s sole discretion, has sufficient Net Cash Flow to do so. This provision, however, shall not apply to prohibit the Company’s reimbursement of expenses paid or incurred by the Manager or its Affiliates on behalf of the Company as described in the Memorandum.
In addition, the Company agrees that no Net Cash Flow, Excess Net Cash Flow, dividends or other Assets, except Management Fees and reimbursements of expenses to the Manager or its Affiliates as permitted under this Section 4.3 and the Memorandum, shall be distributed by it to its Member until after all of the principal of, and interest on, the Outstanding Notes have been paid in full.
4.4. Change of Name, Location or Place of Organization. The Company agrees that from and after the Initial Closing Date until the Maturity Date the Company shall not:
(a)	change its name;

(b)	change its registered office in Delaware; or

(c)	change its place of organization;
without giving at least thirty (30) days’ prior written notice to the Noteholders and the Trustee, the Registrar and the Paying Agent.
Without limiting the foregoing, the Company shall not take any action that might reasonably be expected to make any financing or continuation statement filed under the Code in connection with the Assets seriously misleading under the Code, unless the Company gives prior written notice to the Noteholders and the Trustee and any reasonable action requested in writing by the Trustee or a Majority of the Noteholders to continue the perfection of the Lien in favor of the Trustee in the Assets has been completed or taken.
4.5. Limitations on the Transfer of the Company’s Assets. The Company agrees that without the prior written consent of a Majority of the Noteholders, from and after the Initial Closing Date until the Maturity Date the Company shall not consolidate or merge into, or transfer all or substantially all of its Assets (other than in the ordinary course of business), to any Person unless:
(a)	the transferee assumes all of the obligations of the Company under this Indenture, the Master Note and the Notes; and

(b)	immediately after the consummation of the transaction no Event of Default exists.
The transferee shall succeed to all of the benefits and obligations of the Company under this Indenture, but a transfer to any Person shall not release the Company from the obligation to pay the unpaid principal of, and interest on, the Master Note, and thereby the Notes.
4.6 Minimum Net Worth. Beginning twelve (12) months after the Offering Termination Date, the Company’s consolidated Net Worth at the end of any fiscal quarter during the term of the Notes, as evidenced by the Company’s consolidated financial statements for that quarter, which need not be audited (except that the Company’s financial statements at the end of the fourth quarter of each fiscal year shall be audited), shall not be less than 10.0% of the face unpaid principal amount of the Outstanding Notes.
ARTICLE V – CONDITIONS PRECEDENT
5.1. The Initial Closing Date. The obligation of each Noteholder to make a Loan to the Company shall be subject to the satisfaction by the Company of the following conditions precedent on the Initial Closing Date:
(a)	Pursuant to the Memorandum, the Minimum Offering has been received and released to the Company from escrow.

(b)	The Company and the Trustee have executed this Indenture, the Trustee has authenticated the Master Note pursuant to a Company Order, the Company has executed the Master Note and delivered a facsimile copy of the Master Note to the Trustee, and each initial Noteholder has executed a Subscription Agreement and Execution Page.

(c)	No Event of Default (or an event which, with the lapse of time or the giving of notice and lapse of time, would become an Event of Default) exists.

(d)	Each document (including, without limitation, any financing statement under the Code) required by this Indenture or under applicable law to be filed, registered or recorded in order to create a perfected Lien on the Assets in favor of the Trustee for the benefit of the Noteholders, subject to Permitted Liens, has been properly filed, registered or recorded (or due provision for those filings has been made) in each jurisdiction in which the filing, registration or recordation of the document is so required by this Indenture, the Code or other applicable laws or requested by the Trustee.

(e)	The Secretary or an Assistant Secretary of the Company has executed and delivered via facsimile to the Trustee a certificate, dated the Initial Closing Date, to which is attached copies of resolutions of the Board of Directors of the Company authorizing:
(i)	the execution, delivery and performance of this Indenture and the Master Note; and

(ii)	the granting by the Company to the Trustee of the Lien on the Assets, subject to Permitted Liens, pursuant to Section 6.4 of this Indenture; and
which states that the resolutions certified in the certificate have not been amended, modified, revoked or rescinded as of the Initial Closing Date.

(f)	The Secretary or an Assistant Secretary of the Company has executed and delivered via facsimile to the Trustee a certificate, dated the Initial Closing Date, as to the incumbency and signature of the officer of the Company executing this Indenture and the Master Note, together with evidence of the incumbency of the Secretary or Assistant Secretary.

(g)	The Company has obtained and delivered via facsimile to the Trustee:
(i)	a copy of the Certificate of Formation of the Company, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of its formation; and

(ii)	good standing certificates for the Company and the Manager, each dated not more than thirty (30) days before the Initial Closing Date, issued by the Secretary of State or other appropriate official of the Company’s and the Manager’s respective jurisdiction of formation.
(h)	The Company has executed and delivered via facsimile to the Trustee a closing certificate, dated the Initial Closing Date, stating that:
(i)	all representations and warranties of the Company set forth in this Indenture are true and correct on the Initial Closing Date in all material respects immediately before, and after giving effect to the making of, the Loans on the Initial Closing Date;

(ii)	the Company is in compliance in all material respects with of all the terms and provisions of this Indenture on the Initial Closing Date; and

(iii)	on the Initial Closing Date no Event of Default (or an event which, with the lapse of time or the giving of notice and lapse of time, would become an Event of Default) has occurred or is continuing.
5.2. Subsequent Closing Dates. The obligation of each Noteholder to make a Loan to the Company shall be subject to the satisfaction of the following conditions precedent on each Closing Date following the Initial Closing Date:
(a)	The Company has executed and delivered via facsimile to the Trustee a revised Exhibit 1 to the Master Note to evidence the Loans advanced to the Company on the Closing Date.

(b)	The Company has executed and delivered via facsimile to the Trustee a closing certificate, dated as of the Closing Date, stating that:
(i)	all representations and warranties of the Company set forth in this Indenture are true and correct on the Closing Date in all material respects immediately before, and after giving effect to the making of, the Loans on the Closing Date;

(ii)	the Company is in compliance in all material respects with all of the terms and provisions set forth in this Indenture; and

(iii)	on the Closing Date no Event of Default (or an event which, with the lapse of time or the giving of notice and lapse of time, would become an Event of Default) has occurred or is continuing.
ARTICLE VI – REPRESENTATIONS AND WARRANTIES
To induce the Trustee to enter into this Indenture and to induce the Noteholders to make the Loans under this Indenture and the Memorandum, the Company makes the representations and warranties to the Trustee and the Noteholders set forth in this Article VI.
6.1. Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to own or hold under lease its Assets and carry on its business as described in the Memorandum.
6.2. Power and Authority. The Company is duly authorized and empowered to enter into, execute, deliver and perform this Indenture and the Master Note. The execution, delivery and performance of this Indenture and the Master Note have been duly authorized by all necessary action on the part of the Company and do not and will not:
(a)	require any consent or approval of its Member;

(b)	contravene its Certificate of Formation or Limited Liability Company Agreement;

(c)	violate, or cause it to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to it;

(d)	result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its Assets may be bound or affected; or

(e)	result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on or with respect to any of the Assets now owned or acquired by it in the future.
6.3. Legally Enforceable Indenture. This Indenture when validly executed and delivered by both parties hereto, the Master Note, when validly executed and delivered by the Company and authenticated by the Trustee, and each Note shall be a legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceeding in equity or at law).
6.4. Title to Assets; Priority of Liens. The Company has good, indefeasible and marketable title to the Assets free and clear of all Liens (except Permitted Liens). At the closing of this Indenture, the Company shall deliver to the Trustee a valid first priority perfected Lien on all of its Assets under this Indenture in compliance with applicable law (subject only to Permitted Liens).
6.5. Approvals. Except as provided in the Memorandum, no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of this Indenture or the Master Note or for their validity or enforceability.
6.6. Litigation. There are no pending or, to the best of the Company’s knowledge, threatened, actions, suits, proceedings or investigations by or against the Company or its Assets before any court, arbitration panel, or governmental authority that would individually or in the aggregate materially adversely affect the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Indenture or the Master Note.

ARTICLE VII – DEFAULTS AND REMEDIES
7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(a)	The Company fails to timely pay:
(i)	interest, principal. or any other amount payable under the Notes or the Master Note or this Indenture, when due in accordance with their terms, provided, however, notwithstanding any other provision of this Section 7.1 or any other provision of this Indenture to the contrary, the first time, if any, the Company defaults in timely paying all or a portion of the quarterly interest due on the Notes under this Indenture (which the Company does not intend to do), which shall not include the Company’s failure to timely pay all or a portion of the principal due on the Notes on the Maturity Date under this Indenture, if the default is not cured as provided in this Section 7.1, Sections 7.2 (a) and (c) shall not apply to that Event of Default, but the defaulted amount shall bear interest at the Default Rate until the defaulted amount has been paid in full to the Noteholders; or

(ii)	any other Secured Obligations or any Senior Debt on their respective due dates (whether due on maturity date, on demand, on acceleration or otherwise).
(b)	The Company fails to comply with any of its other covenants in this Indenture or the Master Note.

(c)	Any written representation or warranty by the Company in this Indenture or in any certificate, statement or other document furnished to the Trustee or the Noteholders under this Indenture proves to have been untrue or incorrect in any material respect when made.

(d)	The Company:
(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Assets;

(ii)	admits in writing its inability, or is generally unable, to pay its debts as they become due;

(iii)	makes a general assignment for the benefit of creditors;

(iv)	is adjudicated a bankrupt or insolvent;

(v)	begins a voluntary case under bankruptcy laws (as now or hereafter in effect);

(vi)	files a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts;

(vii)	acquiesces in writing to any petition filed against it in an involuntary case under the bankruptcy laws (as now or hereafter in effect); or

(viii)	takes any action for the purpose of effecting any of the foregoing.
(e)	The Company is subject to a case or other proceeding, without the application, approval or consent of the Company, filed in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, winding up, or composition or readjustment of the Company’s debts, the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or a substantial part of its Assets, or any other similar action with respect to the Company under the laws of bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and the case or proceeding continues undismissed, or unstayed and in effect, for any period of ninety (90) consecutive days, or an order for relief against the Company is entered in an involuntary case under the bankruptcy laws (as now or hereafter in effect).

(f)	The Company is subject to any money judgment, writ of attachment or similar process filed against the Company or any of its properties, if the amount sought to be recovered against the Company that is not covered by insurance exceeds $3,000,000 and the judgment, attachment or process remains unstayed, unpaid, undischarged or unbonded for thirty (30) consecutive days.

(g)	the validity or effectiveness of this Indenture is impaired, or this Indenture is amended, hypothecated, subordinated, terminated or discharged, or any Person is released from any covenant or obligation under this Indenture, except as expressly permitted by this Indenture.

(h)	Notwithstanding the foregoing, a default described in clauses (a), (b) or (g) of this Section 7.1 shall not constitute an Event of Default until the Trustee, if it has received written notice of the Event of Default from a Majority of the Noteholders or a Responsible Trust Officer otherwise has actual knowledge of the Event of Default, or a Majority of the Noteholders notifies the Company in writing of the default, and the Company does not cure the default within ten (10) Business Days after receipt of the notice.

(i)	A default described in clause (c) above shall not constitute an Event of Default until the Trustee, if it has received written notice of the Event of Default from a Majority of the Noteholders or a Responsible Trust Officer otherwise has actual knowledge of the default, or a Majority of the Noteholders, notifies the Company in writing of the default and the Company does not cure the default within sixty (60) days after receipt of the notice, unless the default results from the failure of the Company to provide the Trustee with the compliance certificate required under Section 3.3(d), in which case the Trustee shall, within five (5) Business Days after the due date of the compliance certificate, give notice to the Company of the default, and the default shall become an Event of Default if the Company does not cure the default within fifteen (15) days after receipt of the notice.
Any notice to the Company under this Section 7.1 must specify the default, demand that it be remedied, and state that the notice is a Notice of Default.
7.2. Remedies.
(a)	Acceleration of Obligations. Subject to Section 7.2(b):
(i)	on or at any time after the occurrence of, and during the continuation of, an Event of Default, other than an Event of Default described in Section 7.1(d) or (e), the Trustee, if it has received written notice of the Event of Default from a Majority of the Noteholders or if a Responsible Trust Officer otherwise has actual knowledge of the Event of Default, or a Majority of the Noteholders, may (in addition to any other right, power or remedy permitted to the Trustee or the Noteholders by law) declare the entire amount of the Master Note to be, and the same shall then become, immediately due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are expressly waived by the Company, and in that event the Company shall promptly pay to the Noteholders an amount equal to one hundred percent (100%) of the unpaid principal amount and accrued unpaid interest under the Master Note and thereby their respective Outstanding Notes; and

(ii)	if an Event of Default described in Section 7.1(d) or (e) occurs, the entire amount of the Master Note shall then be immediately due and payable without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are expressly waived by the Company, and the Company shall promptly pay to the Noteholders an amount equal to one hundred percent (100%) of the unpaid principal amount and accrued unpaid interest under the Master Note and thereby their respective Outstanding Notes.
(b)	Annulment of Acceleration. The provisions of Section 7.2(a) are subject to the condition that if all or any part of the Master Note has been declared or has otherwise become immediately due and payable because of an Event of Default, a Majority of the Noteholders may, by written instrument delivered to the Company, the Trustee, the Registrar and the Paying Agent (an “Annulment Notice”), rescind and annul the Event of Default and the consequences of the Event of Default as to the Master Note, provided that:
(i)	at the time the Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to the Master Note in connection with the Event of Default; and

(ii)	all arrears of interest and unpaid principal and all other sums payable on the Master Note in connection with the Master Note (except any unpaid principal or interest that has become due and payable solely by reason of the Event of Default under Section 7.2(a)) have been duly paid or deferred as provided in this Indenture. No Annulment Notice of any default or Event of Default shall extend to, or affect, any subsequent default or Event of Default or impair any right consequent to any subsequent default or Event of Default unless specifically so provided in the Annulment Notice.
(c)	Other Remedies. On the occurrence and during the continuation of an Event of Default, as to which either the Trustee has received written notice from a Majority of the Noteholders or a Responsible Trust Officer otherwise has actual knowledge of the Event of Default, the Trustee may, in its sole discretion, and shall, if so instructed by a Majority of the Noteholders, do any one of the following:
(i)	reduce any claim to judgment;

(ii)	foreclose any and all Liens in favor of the Trustee and/or otherwise exercise any and all rights the Trustee may have in and to the Assets or any part of the Assets;

(iii)	exercise all of the rights and remedies of the Trustee as a secured party under the Code or other applicable law, and all other legal and equitable rights to which the Noteholders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Indenture or the Master Note, none of which shall be exclusive;

(iv)	take immediate possession of the Assets and require the Company to assemble the Assets at the Company’s expense and make the Assets available to the Trustee at a place designated by the Trustee that is reasonably convenient to both parties; or

(v)	sell or otherwise dispose of all or any part of the Assets in their then condition, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Trustee, in its sole discretion, deems advisable.
The Company agrees that ten (10) days written notice to the Company of any public or private sale or other disposition of the Assets shall be reasonable notice and the sale shall be at the Company’s unpaid principal office. The Trustee shall have the right to conduct the sale on the Company’s premises without charge, and the sale may be adjourned from time to time in accordance with applicable law. The Trustee shall have the right to sell, lease or otherwise dispose of the Assets, or any part of the Assets, for cash, credit or any combination thereof, and any Noteholder may purchase all or any part of the Assets at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of the purchase price against the Secured Obligations due to the Noteholder. The Trustee may conduct the sale hereunder through an agent or agents.

(d)	Priority of Payments. The Proceeds realized from the sale of any Asset shall be applied:
(i)	first, to reimburse the Trustee for all costs, expenses and reasonable attorneys‘ fees incurred by the Trustee in collecting the Secured Obligations, in enforcing the rights of the Trustee and the Noteholders under this Indenture and the Master Note and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Asset;

(ii)	second, to pay any unpaid fees, costs or indemnification payments owed to the Trustee by a Noteholder transferring the Noteholder’s Notes under Section 1.7(b)(vi) or owed by the Company to the Trustee or any other Indemnified Person, as that term is defined in Section 8.6(b), under Section 8.6;

(iii)	third, to pay unpaid interest, if any, on any of the Secured Obligations or Senior Debt;

(iv)	fourth, to pay the unpaid principal of the Secured Obligations or Senior Debt; and

(v)	fifth, any remaining Proceeds shall be remitted promptly to the Company.
If notice before disposition of an Asset or any portion of an Asset is necessary under applicable law, written notice mailed to the Company ten (10) Business Days before the date of the disposition shall constitute reasonable notice. Without precluding any other methods of sale, the sale of the Asset or any portion of the Asset shall be conclusively deemed to be made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property; but in any event the Trustee or its agent may sell the Asset on any terms and to any purchaser(s) as the Trustee or its agent may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than as required under applicable law. A Noteholder may not prejudice the rights of the Trustee or any other Noteholder or obtain any preference or priority over the Trustee or any other Noteholder with respect to the Asset or the application of the Proceeds of the sale of the Asset (including, without limitation, as a result of any judgment obtained against the Company by any Noteholder).
7.3. Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, indemnities, and other undertakings of the Company contained in this Indenture, the Master Note, or any other document referred to in this Indenture or contained in any agreement supplementary to this Indenture, shall be deemed cumulative to, and not in derogation or substitution of, the terms, covenants, conditions, or agreements of the Company contained in this Indenture. The failure or delay of the Trustee ort the Noteholders to require strict performance by the Company of any provision of this Indenture or to exercise or enforce any rights, lien, powers, or remedies under this Indenture or under any of the agreements or other documents or Lien with respect to any Asset shall not operate as a waiver of strict performance by the Company, and all of those requirements, liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Secured Obligations owing or to become owing from the Company to the Noteholders have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Indenture or the Master Note, and no Event of Default by the Company under this Indenture or the Master Note, shall be deemed to have been suspended or waived unless the suspension or waiver is by a written instrument specifying the suspension or waiver and is signed by the Trustee or a Majority of the Noteholders.
7.4. Binding Effect of Actions Approved By a Majority of the Noteholders. If a Majority of the Noteholders have consented in writing to any action (or any proposal not to take any action), so long as the requisite consents remain in effect on the date when the action (or inaction) is taken, then the action (or inaction) shall be binding on:
(a)	the Trustee and each Noteholder who has consented to the action (or inaction);

(b)	every other Noteholder, notwithstanding any failure to consent (or any objection stated) to the action (or inaction) of any Noteholder; and

(c)	no Noteholder shall take any action that is inconsistent with those consents.
In addition, the Trustee shall be held harmless and indemnified by the Company under Section 8.6 of this Indenture for any action (or inaction) consented to by a Majority of the Noteholders as provided in this Section 7.4
7.5. Control by A Majority of the Noteholders. A Majority of the Noteholders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that:

(a)	the Trustee’s counsel reasonably advises the Trustee would conflict with any applicable law or this Indenture;

(b)	is unduly prejudicial to the rights of Noteholders not joining in the direction, in the Trustee’s sole discretion; or

(c)	could reasonably result in personal liability to the Trustee.
7.6. Limitation on Suits.
(a)	A Noteholder may not pursue any remedy with respect to this Indenture, the Master Note or the Noteholder’s Note unless:
(i)	an Event of Default has occurred and is continuing, and the Noteholder gives written notice to the Trustee of the continuing Event of Default;

(ii)	a Majority of the Noteholders have made a written request to the Trustee to pursue the remedy, the Trustee does not comply with the request within sixty (60) days after receipt of the request and the Trustee has received no contrary direction from a Majority of the Noteholders during that sixty (60) day period;

(iii)	the Noteholder offers indemnity to the Trustee that is satisfactory to the Trustee against any loss, liability or expenses that the Trustee could incur under this Section 7.6; and

(iv)	the Event of Default has not been waived or cured.
(b)	A Noteholder may not use this Indenture, or any other document or law, to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder except as expressly provided in this Indenture or the Master Note.

(c)	Except for payment of reasonable attorneys’ fees and other legal expenses of the Trustee’s counsel in connection with the enforcement of the Trustee’s and the Noteholders’ rights under this Indenture and foreclosing, retaking, holding, collecting, preparing for sale and selling or otherwise realizing on or liquidating the Assets, the Company shall not be obligated to pay or reimburse any Noteholder for any legal fees and costs, or any other expense incurred by a Noteholder in connection with the Loans or the transactions contemplated by this Indenture, whether or not an Event of Default has occurred.
7.7. Collection Suit by Trustee. If an Event of Default specified in Section 7.1(a) occurs and is continuing, the Trustee may recover judgment against the Company in its own name and as trustee of an express trust for the benefit of the Noteholders for the whole amount of unpaid principal and interest remaining unpaid and any further amount that is sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
7.8. Trustee May File Proofs of Claim.
(a)	The Trustee may file proofs of claim and other papers or documents as it deems necessary or advisable, in its sole discretion, or pursuant to the direction of a Majority of the Noteholders as provided in this Indenture or the Master Note, in order to have any claims of the Trustee and the Noteholders allowed in any judicial proceedings related to the Company, the Company’s creditors or the Company’s Assets, and the Trustee shall be entitled and empowered to collect, receive and distribute any money or other Assets payable or deliverable on any of those claims. Any amounts received from the Company by the custodian or any other Person in any judicial or other proceeding are hereby authorized by each Noteholder to be paid:

(i)	to the Trustee and in that the event the Trustee agrees to forward the payments directly to the Noteholders; and

(ii)	to the Trustee for any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and to pay any other amounts due the Trustee under this Indenture.
To the extent that the payment of any compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture out of the estate in the proceeding is denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other Assets that the Noteholders may be entitled to receive in the proceeding, whether in liquidation of the Company or under any plan of reorganization or arrangement of the Company or otherwise.

(b)	Nothing contained in this Indenture shall be deemed to authorize the Trustee to authorize or consent to, or accept or adopt, on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition of the Company affecting the Notes or the rights of any Noteholder, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any proceeding.
7.9. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.9 does not apply to a suit by the Trustee or a Majority of the Noteholders.
7.10. Stay, Extension or Usury Laws. The Company agrees (to the extent that it may lawfully do so) that it will not at any time insist on, or plead, or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefits or advantage of, any stay or extension law or any usury or other similar law, wherever enacted, now or at any time hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the unpaid principal of and/or interest on the Notes as contemplated in this Indenture, or which may affect the covenants or performance of this Indenture. The Company (to the extent that it may lawfully do so) expressly waives all benefits and advantages of any of those laws and agrees that it will not hinder, delay or impede the execution of any power granted to the Trustee and the Noteholders in this Indenture and will permit the execution of the Trustee’s and the Noteholders’ powers under this Indenture as though those laws had not been enacted.
ARTICLE VIII – TRUSTEE
8.1. Duties of Trustee.
(a)	If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it under this Indenture and use the same degree of care and skill in the exercise of those rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)	Except during the continuance of an Event of Default known to the Trustee:
(i)	the Trustee need perform only those duties that are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)	in the absence of bad faith on its part, the Trustee may conclusively rely as to the truth of the statements and the correctness of the opinions expressed in certificates or opinions furnished to the Trustee by any Person that the Trustee has determined conform on their face to the requirements of this Indenture.
(c)	The Trustee shall not be relieved from liability under this Indenture for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)	this paragraph does not limit the effect of paragraph (b) of this Section 8.1;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a written direction received by it from a Majority of the Noteholders relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any right or power conferred on the Trustee, under this Indenture; and

(iv)	the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Indenture, including, but not limited to, following the written direction of a Majority of the Noteholders as allowed or required under this Indenture, or in the exercise of any of its rights or powers under this Indenture, if it has reasonable grounds for believing that repayment of the funds, or adequate indemnity against risk or liability, is not reasonably assured to it.
(d)	The Trustee and the Paying Agent shall not be liable for interest on any money received by them except as they may agree with the Company. Money held in trust by the Trustee and the Paying Agent need not be segregated from other funds held by them except to the extent required by this Indenture or applicable law.
8.2. Rights of Trustee.
(a)	The Trustee may rely on, and shall be protected in acting or refraining from acting on, any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)	Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in reliance on any Officer’s Certificate or Opinion of Counsel, in the absence of bad faith on its part. The Trustee may consult with counsel of its selection and rely on the advice of its counsel or any Opinion of Counsel, and shall have full and complete authorization and protection from liability with respect to any action taken or not taken by the Trustee under this Indenture in good faith in reliance on its counsel’s advice or on any Opinion of Counsel.

(c)	The Trustee may act through agents or attorneys-in-fact, and may in all cases pay, subject to reimbursement as provided in this Indenture, reasonable compensation as it deems proper to all agents and attorneys-in-fact employed or retained by it. The Trustee shall not be responsible for the misconduct or negligence of any agent or attorney-in-fact appointed with due care.

(d)	The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Noteholders, unless the Noteholders have offered reasonable security or indemnity to the Trustee against the costs, expenses and liabilities that might reasonably be expected to be incurred by it in compliance with the Noteholders’ request or direction.

(e)	The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its sole discretion, may make further inquiry or investigation into those facts or matters as it sees fit.

(f)	The permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty.

(g)	The Trustee shall not required to take notice, and shall not be deemed to have notice, of any default or Event of Default under this Indenture unless a Responsible Trust Officer of the Trustee has actual knowledge of the default or Event of Default or has received notice in writing of the default or Event of Default from the Company or a Majority of the Noteholders, and in the absence of any such notice, the Trustee may conclusively assume that no default or Event of Default exists.

(h)	The Trustee, the Registrar and the Paying Agent shall not be required to give any bond or surety with respect to the performance of their respective duties or the exercise of their respective powers under this Indenture.

(i)	Under no circumstances shall the Trustee, the Registrar and the Paying Agent be liable in its individual capacity for the obligations evidenced by the Master Note or the Notes.

(j)	The Trustee’s immunities and protections from liability and its right to indemnification in connection with the performance of its duties under this Indenture shall:
(i)	extend to the Trustee‘s officers, directors, agents, attorneys and employees; and

(ii)	together with the Trustee’s right to compensation and indemnification;
survive the Trustee’s resignation or removal, the discharge of this Indenture and the final payment of the Notes.

(k)	Except for information provided by the Trustee concerning the Trustee, the Trustee shall have no responsibility for the Memorandum or any sales literature, sales materials or other information provided to the Noteholders, the selling dealers or any other Person with respect to the Loans and Notes.

(l)	Whether or not expressly provided in this Indenture, every provision of this Indenture relating to the conduct of, or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section 8.2.

(m)	Any action taken or not taken by the Trustee in good faith pursuant to this Indenture on the request, authority or consent of a Noteholder shall be conclusive and binding on all future holders of that Note and on any securities executed and delivered in exchange for or in place of that Note.
8.3. Individual Rights of Trustee. The Trustee, in its individual capacity or in any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar (including the Company) shall have the same rights to the extent it is a Noteholder.
8.4. Trustee’s Disclaimer. The Trustee shall not be responsible for, and makes no representation as to the validity or adequacy of, this Indenture, the Master Note, the Loans, the Notes, the Assets, the Secured Obligations or the Liens granted it under this Indenture or the perfection or priority of those Liens. The Trustee shall not be accountable for the Company’s or Paying Agent’s use or application of the proceeds from the sale of the Notes and shall not be responsible for any statement:
(a)	in the Master Note, other than the Trustee’s Certificate of Authentication; or

(b)	in the Memorandum, any sales literature, sales materials or any other information used by the Company or the selling dealers in the sale of the Notes, other than statements provided in writing by the Trustee for use in the Memorandum, if any.
8.5. Notice of Default. If a Responsible Trust Officer of the Trustee has actual knowledge of a continuing Event of Default or the Trustee has received notice in writing of an Event of Default from the Company or a Majority of the

Noteholders, the Trustee shall mail notice of the Event of Default to each Noteholder within ten (10) Business Days after it obtains actual knowledge or written notice of the Event of Default. Except in the case of an Event of Default resulting from the Company’s failure to pay unpaid principal or interest on any Note, the Trustee may withhold giving the notice if and so long as the Board of Directors, the executive committee or a trust committee of the directors and/or Responsible Trust Officers of the Trustee determines in good faith that withholding notice is in the best interests of the Noteholders.
8.6. Compensation and Indemnity.
(a)	From time to time the Company shall pay to the Trustee, as compensation for its services under this Indenture, the amounts that are agreed on from time to time by the Trustee and the Company. In addition, the Company shall reimburse the Trustee promptly on request for all reasonable out-of-pocket expenses incurred by it for its services under this Indenture. Those expenses of the Trustee shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and outside counsel. The Trustee’s compensation shall not be limited by any law related to the compensation of a trustee of an express trust.

(b)	The Company shall indemnify and hold harmless the Trustee and its successors and their respective officers, directors, employees, agents and attorneys (the “Indemnified Persons”) against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including the costs and expenses of defending itself), expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Trustee and those other Indemnified Persons in connection with the performance by the Trustee of its duties under this Indenture. The Trustee and those other Indemnified Persons shall notify the Company promptly of any claim for which it or they may seek indemnity, but failure to so notify the Company shall not relieve the Company of its obligations under this Section 8.6. The Company, however, shall not be required to pay any settlement made without its consent, which consent shall not be unreasonably withheld. In addition, the Company shall not be required to reimburse any expense or indemnify against any loss or liability incurred by the Trustee or any other Indemnified Person through the Trustee’s or the other Indemnified Person’s gross negligence, bad faith, negligence or willful misconduct.

(c)	The obligations set forth in this Section 8.6 shall survive the satisfaction and discharge of this Indenture and the payment of the Notes.

(d)	When the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in Section 8.1(d) or (e), the expenses and the compensation for the services are intended to constitute expenses of administration under the bankruptcy laws.
8.7. Replacement of Trustee.
(a)	The Trustee may resign at any time on thirty (30) days’ prior written notice to the Company. A Majority of the Noteholders may remove the Trustee at any time on thirty (30) days’ prior written notice to the Trustee and the Company. The Company shall remove the Trustee if:
(i)	the Trustee is adjudged a bankrupt or an insolvent; or

(ii)	a receiver or other public officer takes charge of the Trustee or its property.
(b)	Subject to Section 8.7(c), if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. The resignation or removal of the Trustee shall not be effective until a successor Trustee has been appointed and has assumed the responsibilities of Trustee under this Section 8.7(b).

(c)	Notwithstanding Section 8.7(b), if the Trustee is removed by a Majority of the Noteholders, then a Majority of the Noteholders may appoint a successor Trustee, but only by naming the successor Trustee in the notice of removal of the Trustee given to the Trustee and the Company. If no successor Trustee is so named, then the Company shall promptly appoint a successor Trustee. The Manager and its Affiliates, if they own Notes, shall have no right to vote on the removal or replacement of a Trustee, and for these purposes the Notes owned by them shall not be taken into account in determining a Majority of the Noteholders.

(d)	A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately thereafter, the retiring Trustee shall transfer all Assets held by it as Trustee to the successor Trustee. On delivery to the retiring Trustee of the successor Trustee’s written acceptance of its appointment, the resignation or removal of the retiring Trustee shall become effective and the retiring Trustee shall cease to be Trustee under this Indenture and shall be discharged from any responsibility or obligations for actions taken (or not taken) by any successor Trustee. The successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture, but shall have no responsibility or obligations for actions taken (or not taken) by any previous Trustee. A successor Trustee shall mail notice of its succession as Trustee under this Indenture to each Noteholder.

(e)	If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or a Majority of the Noteholders may petition any court of competent jurisdiction for the appointment of a successor Trustee.
8.8. Successor Trustee by Merger, etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Trustee.
ARTICLE IX – DISCHARGE OF INDENTURE
9.1. Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect and the Trustee, on the Company’s demand and at the Company’s expense, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:
(a)	the Notes:
(i)	have become due and payable; or

(ii)	are to be called for redemption in conformance with the provisions of Section 3; and
the Company has deposited with the Trustee or the Paying Agent as trust funds an amount sufficient to pay and discharge the entire indebtedness on the Notes, or the entire Redemption Price or Presentment Price, as the case may be, with respect to the Outstanding Notes on redemption, if applicable;

(b)	the Company has paid all other sums payable under this Indenture by the Company; and

(c)	the Company has delivered an Officer’s Certificate to the Trustee stating that all conditions precedent in this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.
Notwithstanding the foregoing, the obligations of the Company under Sections 8.6 and 12.4 shall survive the satisfaction and discharge of this Indenture.
9.2. Application of Trust Money. All money deposited with the Trustee or the Paying Agent pursuant to Section 9.1 shall be held in trust and applied by it in accordance with the provisions of the Master Note and this Indenture to the payment, either directly or through the Paying Agent, as the Trustee and the Paying Agent shall be directed by Company Order, to the Persons entitled thereto; but the money need not be segregated from other funds held by the Trustee or the Paying Agent except to the extent required by law.

9.3. Repayment to Company. The Trustee and the Paying Agent shall promptly pay to the Company on its request any money or securities held by them at any time in excess of the amounts needed to pay and discharge the Outstanding Notes in full. In addition, the Trustee and the Paying Agent shall pay the Company on request any money or securities held by them for the payment of unpaid principal or interest on the Outstanding Notes that remains unclaimed for two years. After payment to the Company, Noteholders entitled to the funds must look to the Company for the payment of the unclaimed unpaid principal or interest on the Outstanding Notes, and neither the Trustee nor the Paying Agent shall have any further duty or liability with respect thereto.
ARTICLE X – AMENDMENTS, SUPPLEMENTS AND WAIVERS
10.1. Amendments of this Indenture Without Consent of Noteholders. The Company and the Trustee may amend or supplement this Indenture or the Master Note without notice to, or consent of, any Noteholder:
(a)	to amend Exhibit 1 to the Master Note on any Closing Date to evidence the issuance of Notes to Noteholders on the Closing Date, the date of each Loan and the name and address of each new Noteholder on that Closing Date;

(b)	to cure any ambiguity, defect or inconsistency in this Indenture or the Master Note; or

(c)	to make any change in this Indenture or the Master Note if the Company provides the Trustee with a certificate of its Manager or, at the Trustee’s election, an Opinion of Counsel, to the effect that the change will not have a Material Adverse Affect on the rights of any Noteholder.
The Trustee shall not be liable to the Company, the Paying Agent, the Registrar or any Noteholder or their respective successors in interest for any amendment to this Indenture or the Master Note made by it in good faith in accordance with this Section 10.1.
10.2. Waivers of Company’s Non-Compliance Under this Indenture Without Consent of Noteholders. The Trustee may waive compliance by the Company with any provision of this Indenture or the Master Note without notice to, or the consent of, any Noteholder if Company provides the Trustee with a certificate of its Manager or, at the Trustee’s election, an Opinion of Counsel, to the effect that the waiver will not have a Material Adverse Affect on the Noteholders, the Registrar or the Paying Agent. The Trustee shall not be liable to the Company, the Paying Agent, the Registrar or any Noteholder or their respective successors in interest for any waiver made by it in good faith in accordance with this Section 10.2.
10.3. Amendments and Waivers With Consent of Majority of the Noteholders. The Company and the Trustee, acting together, may amend or supplement this Indenture or the Master Note with the written consent of a Majority of the Noteholders. In addition, a Majority of the Noteholders may waive compliance by the Company with any provision of this Indenture or the Master Note provided, however, that without the consent of each Noteholder, an amendment, supplement or waiver, may not:
(a)	amend the provisions of the immediately preceding sentence of this Section 10.3;

(b)	reduce the Interest Rate or the Default Rate or change the time for payment of interest or unpaid principal under the Master Note;

(c)	reduce the unpaid principal amount or change the Maturity Date of the Master Note; or

(d)	make the Master Note payable in money other than U.S. Dollars.
After an amendment under this Section 10.3 becomes effective, the Company shall mail a notice to the Noteholders briefly describing the amendment. The Trustee shall not be liable to the Company, the Paying Agent, the Registrar or any Noteholder or their respective successors in interest for any amendment or waiver made by it in good faith in accordance with this Section 10.3.
10.4. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of the Master Note, the Trustee may require the Company to deliver the Master Note to the Trustee and the Trustee may place an appropriate notation on the Master Note concerning the changed terms. Thereafter, the Trustee must return the Master Note to the Company. Alternatively, if the Company or the Trustee so determines, the Company shall issue, and the Trustee shall authenticate, a new Master Note that reflects the changed terms in exchange for the prior Master Note and the prior Master Note shall be cancelled.
10.5. Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver to this Indenture or the Master Note authorized under this Article after the amendment, supplement or waiver is signed by the Chairman of the Board, President or any Executive Vice President of the Company. In executing any amendment, supplement or waiver under this Article, the Trustee shall be entitled to receive, and shall be fully protected in relying on, either an Officers’ Certificate of the Company or an Opinion of Counsel, or both, in the Trustee’s discretion, stating that the Trustee’s execution of the amendment, supplement or waiver to this Indenture or the Master Note is authorized or permitted by this Indenture and that all conditions precedent required under this Indenture have been met.
10.6 Limitation on Trustee’s Liability Under this Indenture. In performing its duties under this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying on, either a certificate of the Company or an Opinion of Counsel, or both, in the Trustee’s discretion, and the Trustee shall have no liability to the Company, the Paying Agent, the Registrar or any Noteholder or their respective successors in interest with respect to any action or inaction taken by the Trustee under this Indenture in good faith in accordance with this Section 10.6.
ARTICLE XI – MEETINGS OF NOTEHOLDERS
11.1. Purposes For Which Meetings May Be Called. A meeting of the Noteholders shall be called by the Trustee, or the written consent of the Noteholders shall be solicited in lieu of a meeting as provided in Section 11.8, at the Company’s written request, or on the written request of Noteholders holding not less than 10% of the aggregate unpaid principal amount of the Outstanding Notes, for the Noteholders:
(a)	to give any notice or direction to the Company or the Trustee with respect to a default or an Event of Default, or to waive or consent to the waiving of any Event of Default under this Indenture and its consequences;

(b)	to remove the Trustee, appoint a successor Trustee or apply to a court for the appointment of a successor Trustee;

(c)	to consent to the execution of an amendment or supplement to this Indenture; or

(d)	to take any other action authorized to be taken by, or on behalf of, Noteholders who hold any specified aggregate unpaid principal amount of the Notes as provided under this Indenture or applicable law.
11.2. Manner of Calling Meetings.
(a)	The Trustee shall call a meeting of the Noteholders to take any action specified in Section 11.1. Notice setting forth the time and place of the meeting, and the action proposed to be taken at the meeting, shall be mailed by the Trustee to the Company and to each Noteholder not less than ten (10) nor more than sixty (60) days before the date fixed for the meeting.

(b)	Any meeting of the Noteholders shall be valid without notice to the Noteholders if the Noteholders holding all of the Outstanding Notes are present in person or by proxy, or if notice is waived before or after the meeting by the Noteholders of all Outstanding Notes present in person or by proxy, and if the Company and the Trustee are either present and have not objected to holding the meeting without notice, or have, either before or after the meeting, waived notice.
11.3. Call of Meetings by the Company or Noteholders. In case at any time the Company or the Noteholders holding not less than 10% of the aggregate unpaid principal amount of the then Outstanding Notes have requested in writing that the Trustee call a meeting of Noteholders to take any action specified in Section 11.1, and the Trustee has not mailed the notice of the meeting within twenty (20) days after receipt of the request, then the Company or the Noteholders of Notes in the amount above specified may call the meeting by mailing notice of the time and place for the meeting, and the action proposed to be taken at the meeting, to each Noteholder, the Company and the Trustee.
11.4. Who May Attend and Vote at Meetings. To be entitled to vote at a meeting of the Noteholders, a Person must either be a Noteholder or a person appointed in writing by a Noteholder as proxy for the Noteholder. The only Persons who shall be entitled to be present or to speak at any meeting of Noteholders shall be the Persons entitled to vote at the meeting and their counsel and any representatives of the Trustee and the Company and their respective counsel.
11.5. Regulations May be Made by Trustee; Conduct of the Meeting; Voting Rights.
(a)	The Trustee may make all reasonable regulations as it deems advisable, in its sole discretion, for any meeting of Noteholders, to prove the registered holding of Notes, the appointment of proxies or other evidence of the right to vote, to fix a record date and to provide for any other matters concerning the conduct of the meeting.

(b)	At any meeting each Noteholder or proxy of a Noteholder shall be entitled to one vote for each Note registered in the Noteholder’s name, regardless of the price paid for the Note; provided, however, that the Manager and its Affiliates shall not be entitled to vote on the removal of the Trustee and the appointment of a successor Trustee with respect to any Notes held of record by them as a Noteholder. At any meeting of Noteholders, the presence of Persons holding or representing more than 25% of the aggregate unpaid principal amount of the then Outstanding Notes, excluding any Outstanding Notes held by the Manager and its Affiliates, shall constitute a quorum.
11.6. Exercise of Rights of Trustee or Noteholders not to be Hindered or Delayed. Nothing in this Article shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Noteholders or any rights expressly or implicitly conferred under this Article to call a meeting of Noteholders, any hindrance or delay in the exercise of any rights conferred on or reserved to the Trustee or the Noteholders by this Indenture or the Notes.
11.7. Evidence of Actions by Noteholders. Whenever Noteholders who hold any specified percentage of the aggregate unpaid principal amount of the Notes may take any action as provided under this Indenture or applicable law, their action may be evidenced by:
(a)	instruments of similar tenor executed by the Noteholders in person or by their respective attorney-in-fact or written proxy; or

(b)	the Noteholders voting in favor of the action at any meeting of Noteholders called and held in accordance with the provisions of this Article; or

(c)	a combination of paragraphs (a) and (b) of this Section.
The Trustee may require proof of any matter concerning the execution of any instrument by a Noteholder or the Noteholder’s attorney-in-fact or proxy as it deems necessary, in its sole discretion.
11.8 Actions taken by Noteholders by Consent in Lieu of a Vote. In lieu of a meeting and vote of the Noteholders as provided elsewhere in this Indenture, a Majority of the Noteholders may take any action, or make any waiver, otherwise authorized to be taken at a meeting of the Noteholders under Article X of this Indenture by written consent, which consents shall be delivered to the Company and the Trustee, provided that written notice of the consent of a Majority of the Noteholders is given by the Company to all Noteholders, the Trustee, the Registrar and the Paying Agent within a reasonable time.
ARTICLE XII – ASSET ASSIGNMENT AND SECURITY AGREEMENT
12.1. Grant of Lien. To secure the payment of the Secured Obligations, the Company grants, mortgages, assigns, transfers and pledges to the Trustee, for the benefit of the Noteholders or their successors and assigns a first priority security interest in, and Lien on, all of its right, title and interest in and to the Assets as security for the timely payment and performance of the Secured Obligations, subject only to Permitted Liens. No Noteholder shall have priority over any other Noteholder with respect to the priority of the Noteholder’s right, title and interest in and to the Proceeds arising from the Lien or the Assets, regardless of the date on which the Noteholder’s Loan was made or the date on which the financing statement evidencing the grant of the Lien in the Assets was amended to reflect any Noteholder as one of the beneficiaries of the Lien. No Noteholder shall have priority over any other Noteholder as to the right to payment of the amounts due under the Noteholder’s Note, except as expressly allocated in the Master Note.
12.2. Exercise of Rights by the Company. Subject to Section 12.4(d), unless an Event of Default has occurred and is continuing the Company may exercise all of its rights as owner of the Assets without the consent of any Noteholder or the Trustee.
12.3. Discharge of Lien. After satisfaction in full of the Secured Obligations, the Lien granted under this Article shall be released and discharged and the Trustee, on behalf of each Noteholder, shall authorize the Company to file instruments of release and satisfaction in a form and number for recording in each jurisdiction in which the Lien may have been recorded.
12.4. Representations and Warranties. The Company represents and warrants as follows:
(a)	Subject only to the priority of Permitted Liens, the Lien created under this Article creates a valid senior lien on, and security interest in, the Assets that, together with appropriate financing statements, when filed by the Company at its expense, which the Company shall do as promptly as reasonably possible after the closing of this Indenture, will be, upon filing, a perfected first priority security interest, subject to Permitted Liens, with respect to the Assets enforceable against all third-parties and securing the payment of the Secured Obligations. Annually, on the anniversary date of this Indenture, the Company shall provide an Opinion of the Counsel to the Trustee that the Trustee’s Lien is a perfected first priority security interest, subject to Permitted Liens, with respect to the Assets enforceable against all third-parties securing the Secured Obligations.

(b)	Except for the security interest granted under this Article and any Permitted Lien, the Company has, or on acquisition will have, full title to the Assets free and clear from any other lien, security interest, encumbrance, or claim.

(c)	No financing statement covering the Assets, or any part of the Proceeds of the Assets, is on file in any public office. The Company shall prepare at its expense and join in executing all necessary financing statements in forms satisfactory to the Trustee, shall file and pay the filing costs with respect to the Lien and the financing statements, and shall prepare, execute and file at its expense all other instruments necessary for the Trustee to perfect the Trustee’s Lien and interest in the Assets under this Indenture as determined by the Trustee, and, if the Company fails to timely do so, the Company authorizes the Trustee to prepare, execute and file on the Company’s behalf, and at the Company’s expense, as its duly appointed attorney-in-fact under this Section 12.4 and for this purpose only, a financing statement covering the Assets, as described in this Article.

(d)	Until the payment or performance in full of all Secured Obligations, the Company shall take all actions required under this Indenture, or reasonably requested by a Majority of the Noteholders, , so as at all times to:
(i)	grant and perfect the Lien in the Assets intended to be granted under this Article and to maintain the validity, enforceability, perfection and priority of the Lien on the Assets, subject only to the priority of the Permitted Liens;

(ii)	protect or preserve the Lien on the Assets created by this Article; and

(iii)	protect, preserve, exercise or enforce the rights of the Trustee in the Assets and under this Indenture, including, but not limited to, immediately discharging all Liens on the Assets other than Permitted Liens, and executing and delivering notices, instructions and assignments. The Company shall maintain its books and records as may be necessary or appropriate to evidence and perfect the Lien in the Assets granted to the Trustee under this Article.

ARTICLE XIII – MISCELLANEOUS
13.1. Notices. All notices, approvals, waivers, requests, demands, declarations and other communications under this Indenture, or under any instrument, certificate or other instrument delivered in connection with the transactions described in this Indenture, shall be in writing, addressed as provided below and considered to be properly given if:
(a)	delivered in person;

(b)	sent by overnight delivery service;

(c)	mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested; or

(d)	sent by facsimile or any electronic data transmission facility (followed by first class mail) and receipt confirmed by telephone or email.
Notice so given shall be effective on receipt; provided, that if any notice is tendered to an addressee and the delivery of the Notice is refused by the addressee, the notice shall be effective on the tender of the Notice. For the purposes of notice, the address of each Noteholder shall be as set forth in the Note Register. The Trustee and the Company shall have the right to change their respective addresses for notice under this Indenture to any other address by giving prior notice to the other party to this Indenture and the Noteholders in the manner set forth above. Noteholders’ respective addresses for notice under this Indenture may be changed by giving prior notice to the Company, the Trustee, the Registrar and the Paying Agent in the manner set forth above. The initial addresses of the Company, the Trustee, the Registrar, the Paying Agent and the Noteholders are as follows:

The Noteholders	each Noteholder’s address as set forth in the Noteholder’s Subscription Agreement

The Trustee	U.S. BANK NATIONAL ASSOCIATION
60 Livingston Ave.
ED-MN-W53D
LEAF Commercial Finance
St. Paul, Minnesota 55107
Attn: Corporate Trust Services
Telephone: 651-495-3923
Facsimile: 866-831-7910

The Company, the Registrar and the Paying Agent	LEAF COMMERCIAL FINANCE FUND, LLC
c/o LEAF Financial Corporation, Manager
One Commerce Square
2005 Market Street, Suite 1500
Philadelphia, PA 19103

Attention: President
Telephone: 215-569-1844
Fax: 215-561-6249
13.2. Entire Agreement. The making, execution and delivery of this Indenture by the parties to this Indenture have not been induced by any representations, statements, warranties or agreements other than those expressed in this Indenture or set forth in the Memorandum. This Indenture, the Master Note, the Memorandum and the other agreements referred to in this Indenture embody the entire agreement of the parties pertaining to the subject matter of this Indenture and supersede all prior or contemporaneous agreements or understandings, written or oral, of the parties relating to the subject matter of this Indenture.
13.3. Rules by Paying Agent and Registrar. The Paying Agent or Registrar may make reasonable rules for its functions.

13.4. Payment Dates That Are Not Business Days. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day.
13.5. Governing Law. In all respects, including all matters of construction, validity and performance, this Indenture, the Master Note, and the rights and obligations of the Company, the Trustee, the Registrar, the Paying Agent and the Noteholders, shall be governed by and construed and enforced in accordance with, the laws of the state of New York applicable to contracts made and performed in New York and any applicable laws of the United States.
13.6. No Adverse Interpretation of Other Indentures. This Indenture shall not be used to interpret another indenture, loan or debt agreement of the Company or an Affiliate of the Company, nor shall any other indenture, loan or debt agreement be used to interpret this Indenture.
13.7. No Recourse Against Manager or Others. No recourse shall be taken, directly or indirectly, by the Trustee or any Noteholder against the Manager of the Company, or any incorporator, subscriber, Member, officer, director, agent or employee of the Company or any predecessor or successor of the Company with respect to the obligations of the Company under the Master Note, the Notes, this Indenture or any certificate or other writing delivered in connection with this Indenture, the Master Note or the Notes.
13.8. Successors. This Indenture shall inure to the benefit of and be binding on the Company and its successors and permitted assigns, the Trustee, the Registrar, the Paying Agent and the Noteholders and their respective successors and permitted assigns.
13.9. Counterparts. This Indenture may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Indenture may execute this Indenture by signing any counterpart of this Indenture.
13.10. Severability. If any provision of this Indenture is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Indenture, that provision shall be fully severable. This Indenture shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never been a part of this Indenture and the remaining provisions of this Indenture shall remain in full force and effect and shall not be affected by that illegal, invalid, or unenforceable provision or by its severance from this Indenture. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Indenture a provision as similar in terms to that illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, and enforceable.
13.11. Forum Selection; Waiver of Jury Trial. The Company, the Trustee, the Registrar, the Paying Agent and each Noteholder agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Indenture, the Master Note, the Notes or the transactions contemplated by this Indenture shall be brought in any court with proper jurisdiction sitting in New York, and the Company, the Trustee, the Registrar, the Paying Agent and each Noteholder consent to the jurisdiction of those courts (and of the appropriate appellate courts from those courts) in the suit, action or proceeding, and irrevocably waive, to the fullest extent permitted by law, any objection which they may have now or in the future to the venue of the suit, action or proceeding in those courts or that the suit, action or proceeding brought in those courts has been brought in an inconvenient forum. The Company, the Trustee, the Registrar, the Paying Agent and each Noteholder agree that service of process on any party as provided in Section 13.1 shall be deemed effective service of process on the party.
IN ANY ACTION, SUIT OR OTHER PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH, THIS INDENTURE, THE MASTER NOTE OR THE NOTES, THE COMPANY, THE TRUSTEE, THE REGISTRAR, THE PAYING AGENT, THEIR AGENTS AND THE NOTEHOLDERS WAIVE TRIAL BY JURY.
13.12. Confidentiality. Except as provided below, the Trustee agrees that all information made available to any Responsible Trust Officer in connection with the issuance of the Master Note, the Notes and the transactions contemplated by this Indenture, other than the tax structure and the tax treatment of the Company, the Master Note and the Notes, shall be kept confidential and shall not be used for any purpose other than the performance of the Trustee’s duties under this Indenture. Notwithstanding the foregoing, the Trustee, the Company, the Noteholders, the Registrar and

the Paying Agent may disclose any or all information that is required to be disclosed under any applicable law or governmental regulation or by any government or governmental agency that has jurisdiction over them, respectively, or that is ordered to be disclosed or produced by a court of competent jurisdiction; provided, however, that they shall provide the Company with written notice of any such request or order they receive to disclose or provide the confidential information and the Company shall be afforded the opportunity to attempt to limit the disclosure, other than disclosure of the tax structure and the tax treatment of the Company, the Master Note and the Notes.
13.13. Headings. The Article and Section headings contained in this Indenture are for the purpose of convenient reference only, and shall not be deemed to affect the meaning or interpretation of this Indenture in any way.
13.14. Rules of Construction; Definitions. Unless the context otherwise requires:
(a)	an accounting term not otherwise defined in this Indenture, the Memorandum or Appendix I to this Indenture has the meaning assigned to it in accordance with GAAP as of the date of this Indenture; and

(b)	words in the singular include the plural, and words in the plural include the singular.
Capitalized terms used in this Indenture, unless otherwise expressly defined in the Memorandum or this Indenture, shall have the meanings set forth in Appendix 1 to this Indenture, which is incorporated by reference in this Indenture.
13.15 Guarantee. Excluding any payments to the Noteholders of unpaid interest and principal on the Notes, LEAF Financial hereby guarantees the timely pay in full all of the Company’s financial obligations to the Trustee under this Indenture, including, but not limited to, the Company’s obligation to timely pay all of the Trustee’s fees, costs, expenses (including reasonable attorney fees and expenses, if any, if the Company seeks advice or an Opinion of Counsel from its counsel as permitted under this Indenture) and any indemnification fees, costs, and reasonable attorney fees and costs incurred by the Trustee under this Indenture, to the extent the Company fails to do so as required under any provision of this Indenture and upon notice to LEAF Financial from the Trustee that the Company has failed to do so.
[the following page is a signature page]

     IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed, as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Diane Reynolds
(Authorized Signatory)

LEAF COMMERICAL FINANCE FUND, LLC By: LEAF FINANCIAL CORPORATION, MANAGER
By:	/s/ Miles Herman
President or any Executive
Vice President

LEAF FINANCIAL CORPORATION with respect to Section 13.15 of the Indenture only
By:	/s/ Miles Herman
President or any Executive
Vice President

APPENDIX I

ADDITIONAL DEFINITIONS
     The following terms used in this Indenture shall have the meanings set forth below, except as otherwise defined in the Memorandum or this Indenture. Also, defined terms used in this Indenture and not otherwise defined in this Indenture or below shall have the meanings given them in the Master Note or the Memorandum, as applicable.
(a)	“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, that Person.

(b)	“Assets” means all right, title and interest of the Company (regardless of when acquired, but subject to Permitted Liens) in, to or under the following, but not including any Excluded Assets:
(1)	All ownership or other interests in all assets or properties of the Company and its wholly-owned subsidiaries of whatsoever kind or nature, now owned or acquired in the future, including without limitation, all of the Company’s or its wholly-owned subsidiaries’ equipment, equipment leases, secured loans, interests in structured finance agreements as described in the Memorandum, and any other assets or property to which the Company or its wholly-owned subsidiaries now or in the future may own, in whole or in part;

(2)	all Proceeds, issues, profits, products, revenues and other income, and in and to all payments, from and on account of the property, rights and privileges subjected, or required to be subjected, to the Lien granted to the Trustee in this Indenture;

(3)	all instruments, documents of title and books and records of the Company concerning the Assets (other than tax, accounting and other similar financial records of the Company and its wholly-owned subsidiaries); and

(4)	all Proceeds of any or all of the foregoing.
(c)	“Authorized Amount” means the unpaid principal amount of the Master Note (and the aggregate unpaid principal amount of the Notes) that may be issued under this Indenture in an amount equal to of not less than $1,000,000 nor more than $25,000,000 as provided in the Memorandum.

(d)	“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Pennsylvania or Minnesota are required or authorized by any applicable law to be closed.

(e)	“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental entity taxes, levies, assessments, charges, liens, claims or encumbrances on or relating to:
(1)	the Assets;

(2)	the Secured Obligations;

(3)	the income or gross receipts of the Company;

(4)	the Company’s ownership or use of any Assets; or

(5)	any other aspect of the Company’s business.
(f)	“Closing Date” means each date on which a Noteholder’s subscription proceeds are delivered to the Company and the Noteholder’s Subscription Agreement is accepted by the Company.

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(g)	“Company Order” means a written order or request signed in the name of the Company by an Officer of the Company or the Company’s Manager and delivered to the Trustee, the Paying Agent or the Registrar.

(h)	“Code” means the Uniform Commercial Code of the Commonwealth of Pennsylvania, or the Uniform Commercial Code of another state if its application is required in order to enforce the Trustee’s security interest in the Assets.

(i)	“Dealer-Manager” means Chadwick Securities, Inc., an Affiliate of the Company and LEAF Financial, which is the broker/dealer that will manage the offer and sale of the Notes in all states and other jurisdictions.

(j)	“Dealer-Manager Fee” means a fee payable to the Dealer-Manager in amount equal to 2% of the unpaid principal amount of each Note sold in the Offering, except that the Dealer-Manager Fee will not be paid with respect to Notes purchased by certain classes of Noteholders as described in the “Plan of Distribution” section of the Memorandum.

(k)	“Default Rate” means simple interest at an annual rate of ten percent (10%).

(l)	“EBITDA” means, for any period, the consolidated earnings of the Company and its subsidiaries (determined in accordance with GAAP), before deducting Interest Expense, taxes, depreciation and amortization.

(m)	“Event of Default” has the meaning provided in Section 7.1 of this Indenture.

(n)	“Excess Net Cash Flow” means, for any period, the amount, if any, of the Company’s gross revenues after the Company’s expenses, reinvestments in Assets, fees and reimbursements and reserves included in the definition of “Net Cash Flow” have been satisfied.

(o)	“Excluded Assets” means (i) all right, title and interest in and to any membership interest, or portion thereof, in each and every special purpose entity (“SPE”) owned by the Company in connection with its Senior Debt, including any voting, consent or other rights (whether at law or pursuant to the operating agreement, as amended, of such SPE, but not including any amounts paid to the Company, as an owner (of record or beneficially) of any such membership interest, or portion thereof, pursuant to or in accordance with the operating agreement, as amended, of such SPE) and (ii) all assets or other property of each SPE now owned or hereafter acquired.

(p)	“Execution Page” means, for any period, the amount, if any, of the Company’s gross revenues after the Company’s expenses, reinvestments in Assets, fees and reimbursements and reserves.

(q)	“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

(r)	“Indenture” means this instrument as originally executed, and all exhibits and appendices attached to this Indenture, or as it may be supplemented or amended from time to time under the applicable provisions of this Indenture.

(s)	“Initial Closing Date” means the date on which the Company receives and accepts Subscription Agreements from the Noteholders under the Memorandum for the minimum required offering proceeds of $1,000,000 of face amount Note principal (200 Notes at $5,000 per Note), breaks escrow and begins operations, which shall not be later than October 1, 2008.

(t)	“Interest Coverage Ratio” means, as of any date of determination, the ratio that the Company’s earnings before Interest Expense, taxes and accrued unpaid fees to the Manager (“EBIT”) for the period of 12 calendar months ending on the last day of the most recently ended calendar month before the date of determination to the Company’s Interest Expense for that period.

(u)	“Interest Expense” means, for any period, the total consolidated interest expense of the Company and its subsidiaries for that period determined on a consolidated basis in accordance with GAAP, to the extent deducted from earnings in calculating EBITDA for that period.

(v)	“Interest Rate” means simple interest at an annual rate of eight and one-fourth percent (8.25%).

(w)	“LEAF Financial” means LEAF Financial Corporation, a Delaware corporation.

(x)	“Lien” means any mortgage, pledge, security interest, encumbrance, lien, easement, servitude, or Charge of any kind.

(y)	“Loan” means each loan made to the Company under this Indenture and the Memorandum by the Noteholders through their respective purchases of Notes pursuant to the Memorandum as set forth from time to time on Exhibit 1 to the Master Note.

(z)	“Majority of the Noteholders” means the holders of Notes representing more than 50% of the aggregate unpaid principal amount of Notes that are then Outstanding Notes.

(aa)	“Manager” means LEAF Financial unless a successor replaces it as Manager, in which case “Manager” then means the successor Manager.

(bb)	“Material Adverse Effect” means a material adverse effect on:
(1)	the Company’s ability to pay or perform substantially all of the Secured Obligations for which it is responsible to the Noteholders under the terms of this Indenture, the Master Note and the Notes;

(2)	the perfection or priority of the Trustee’s Lien on the Assets; and

(3)	any other rights of the Noteholders under this Indenture.
(cc)	“Maturity Date” means six (6) years after the Offering Termination Date.

(dd)	“Member” means LEAF Financial and its successors and permitted assignees as the Member(s) of the Company.

(ee)	“Memorandum” means the Company’s Private Placement Memorandum dated October 1, 2007 (including all exhibits and appendices to the Memorandum) with respect to the offering of units of participation in the Master Note (i.e. the Notes), and any amendments and supplements to the Memorandum.

(ff)	“Net Cash Flow” means all gross revenues received by the Company during any period, less:
(1)	all cash expenses paid or accrued under GAAP by the Company, including, but not limited to:
(a)	the Company’s operating expenses;

(b)	the purchase price and other acquisition costs of the Company’s Assets;

(c)	fees, expense reimbursements and any indemnity reimbursements paid by the Company to the Trustee under this Indenture;

(d)	debt service related to the Company’s Senior Debt, Notes and other borrowings and cash liabilities; and

(e)	any other cash expenses of the Company;

(2)	Management Fees (as defined in the Memorandum) including, but not limited to, reimbursements of subordinated Management Fees, if any, and other fees and expense reimbursements paid or payable by the Company to the Manager and its Affiliates as described in the Memorandum; and

(3)	cash reserves established and maintained by the Company as reasonably deemed necessary or proper by the Company provided, however:
“Net Cash Flow” shall not be reduced by distributions of Excess Net Cash Flow.

(gg)	“Net Worth” means the Company’s net worth as reflected in its most recent financial statements, whether they are audited or unaudited, as adjusted for other comprehensive income, as defined by GAAP, and any amounts owed to the Manager.

(hh)	“Noteholder” means a Person who purchases a Note in the Offering pursuant to the Memorandum and in whose name a Note is registered on the Registrar’s books.

(ii)	“Offering” means the offering of the Notes to potential Noteholders pursuant to the Memorandum.

(jj)	“Offering Termination Date” means the earlier of the Company’s receipt of the maximum aggregate subscriptions for 5,000 Notes ($25,000,000 of face amount Note principal) or October 1, 2009.

(kk)	“Officer” means the Manager, the Chairman of the Board, the President, any Executive Vice President or any Vice President, the Treasurer, the Secretary or any Assistant Secretary, the Controller or the Chief Financial Officer of any Person.

(ll)	“Officer’s Certificate” when used with respect to any Person means a certificate signed by an Officer of such Person.

(mm)	“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Company or the Trustee.

(nn)	“Outstanding Notes” means all Notes that have been authenticated from time to time under this Indenture except:
(1)	Notes that have been canceled by the Registrar or that the Registrar has been directed to cancel by the Company;

(2)	Notes or portions of Notes for whose payment or redemption money in the necessary amount has been deposited with the Trustee or the Paying Agent in trust to pay to the Noteholders, provided that if the Notes or portions of the Notes are to be redeemed, notice of the redemption has been duly given under this Indenture or provision for giving notice satisfactory to the Trustee has been made; and

(3)	Notes replaced by subsequent Notes that have been authenticated and delivered under this Indenture, if any, unless the Trustee determines in good faith, based on an Opinion of Counsel, that the previous Notes are then held by a holder in due course under the Code.
(oo)	“Permitted Liens” means:
(1)	liens for taxes, assessments or other governmental Charges that either are not currently due and payable or are being contested in good faith by the Company or its wholly-owned subsidiaries in appropriate proceedings, so long as the proceedings do not involve any material risk of the sale, forfeiture or loss of the Asset or any interest in the Assets;

(2)	pledges, deposits or money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company is a party as lessee that are made in the ordinary course of business;

(3)	inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business;

(4)	deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Company or a wholly-owned subsidiary of the Company is a party;

(5)	any attachment or judgment lien not constituting an Event of Default under Section 7.1 of this Indenture;

(6)	the Lien granted by this Indenture in favor of the Trustee for the benefit of the Noteholders; and

(7)	any Lien granted by the Company or its wholly-owned subsidiaries in connection with the Company’s Senior Debt.
(pp)	“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or other entity, unincorporated organization or any government, governmental agency or political subdivision of any government.

(qq)	“Proceeds” has the meaning given to it under the Code, subject to Permitted Liens, and shall include, but not be limited to, any and all other amounts from time to time paid or payable under, or in connection with, any of the Assets (including without limitation amounts paid or payable from the sale, exchange or other disposition of the Assets and any distribution of the Assets in-kind).

(rr)	“Responsible Trust Officer” means any Vice President, any Assistant Vice President, any Trust Officer or Assistant Trust Officer, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers, who is assigned by the Trustee to have direct responsibility for the administration of this Indenture.

(ss)	“Secured Obligations” means the obligations of the Company to the Trustee and the holders of the Notes under this Indenture, the Master Note and the Notes.

(tt)	“Senior Debt” means, at any time, the outstanding unpaid principal amount of obligations of the Company or its wholly-owned subsidiaries (including securitizations) that are secured by a security interest in equipment, equipment leases, secured loans, interests in structured finance agreements or other financial Assets as described in the Memorandum, or other property or Assets owned by the Company or its wholly-owned subsidiaries.

(uu)	“Subscription Agreement” means, with respect to each Noteholder, the Subscription Agreement, the form of which is included in Exhibit E to the Memorandum, that is executed and delivered to the Company by the Noteholder evidencing the Noteholder’s commitment to make a Loan to the Company under this Indenture by purchasing Notes pursuant to the Memorandum.

(vv)	“Trustee” means U.S. Bank National Association, unless a successor replaces it as Trustee, in which case “Trustee” then means the successor Trustee.
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